Exhibit 99.1

Imperial Holdings, Inc. Announces Third Quarter 2013 Results

Company Reports Book Value of $8.35

Boca Raton, FL, November 5, 2013 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its financial results for the three and nine months ended September 30, 2013.

Three Months Ended September 30, 2013

Total income was $17.5 million for the three months ended September 30, 2013 compared to a total loss of ($14.3 million) for the same period in 2012. The increase was primarily due to an increase in the change in fair value of the Company’s investment in life settlements. Total expenses were $11.3 million for the three months ended September 30, 2013 compared to $17.2 million for the same period in 2012. The decrease in expenses was primarily due to lower legal fees of $5.8 million.

The Company reported net income of $6.2 million, or $.29 per fully diluted share, for the three months ended September 30, 2013, compared to a net loss of ($31.5 million), or ($1.48) per fully diluted share, for the same period in 2012.

Nine Months Ended September 30, 2013

Total income was $93.0 million for the nine months ended September 30, 2013, compared to $11.8 million for the same period in 2012, an $81.2 million increase. Total expenses were $43.4 million for the nine months ended September 30, 2013 compared to total expenses of $52.9 million for the same period in 2012.

The Company reported net income of $49.6 million, or $2.34 per fully diluted share, for the nine months ended September 30, 2013, compared to a net loss of ($41.0 million), or ($1.93) per fully diluted share, for the same period in 2012.

As of September 30, 2013, the Company had $13.4 million of cash and cash equivalents and $13.5 million in restricted cash. Restricted cash includes $12.5 million received from the Company’s D&O Carrier and $1.0 million which was contributed by the Company in contemplation of the final settlement of the class action and derivative litigation matters. The September 30th cash balance does not reflect the recently announced sale of the Company’s structured settlements business segment for $12 million. The Company’s book value was $8.35 per share at September 30, 2013.

Life Settlements Portfolio Highlights

At September 30, 2013, the estimated fair value of the Company’s 622 life insurance policies was $292.4 million compared to $113.4 million for 214 life insurance policies at December 31, 2012. The weighted average discount rate used in the Company’s fair value model was 19.63% at September 30, 2013 compared to 24.01% at December 31, 2012. The aggregate face value of the Company’s portfolio of life insurance policies was approximately $3.0 billion at September 30, 2013.

Antony Mitchell, Chief Executive Officer, commented, “With the sale of our structured settlements business, our cash position has significantly improved and we have continued to simplify our investment thesis.” Mr. Mitchell concluded, “We will end 2013 a leaner, more nimble organization with reduced operating costs and personnel. Looking ahead, we remain quite optimistic at the opportunities in the Life Settlement space.”

Conference Call

The Company will host a conference call today at 5:00 P.M ET. To join the call please dial US Toll Free (877) 312-5529 or from Outside of the US (253) 237-1147 and provide Conference ID 91100984 when prompted.

The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.imperial.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available until November 5, 2014 at www.imperial.com.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the absence of a material adverse change affecting the Company and its subsidiaries or the value of its portfolio of life insurance policies; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding its procedures for the then applicable reporting period or that require additional efforts, procedures or review; the investigation by the Securities and Exchange Commission, and potential adverse outcomes associated with the investigation, including payments or fines the Company may be required to make, restrictions placed upon the Company and legal proceedings that may relate to these matters; the possibility that payments due to the Company under certain policies may be delayed; the Company’s ability to manage and source capital for the life insurance policies it owns that it cannot borrow against under the revolving credit facility; the amount of legal expenses for which the Company is obligated to reimburse under its certain indemnification obligations; and the accuracy of actuarial assumptions underlying the Company’s models. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

-SELECTED FINANCIAL TABLES FOLLOW-

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$10,042	$7,001
Cash and cash equivalents (VIE)	3,395	—
Investment securities available for sale, at estimated fair value	—	12,147
Restricted cash	13,502	1,162
Deferred costs, net	—	7
Prepaid expenses and other assets	1,696	14,165
Deposits - other	1,597	2,855
Interest receivable, net	—	822
Loans receivable, net	—	3,044
Structured settlement receivables, at estimated fair value	1,784	1,680
Structured settlement receivables at cost, net	1,186	1,574
Investment in life settlements, at estimated fair value	50,113	113,441
Investment in life settlements, at estimated fair value (VIE)	242,270	—
Receivable for maturity of life settlements (VIE)	2,100	—
Fixed assets, net	102	232
Investment in affiliates	2,360	2,212

Total assets	$330,147	$160,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$8,799	$6,606
Accounts payable and accrued expenses (VIE)	258	—
Other liabilities	22,609	20,796
Note payable, at estimated fair value (VIE)	114,784	—
Income taxes payable	6,295	6,295

Total liabilities	152,745	33,697
Commitments and Contingencies
Stockholders’ Equity
Common stock (80,000,000 authorized; 21,237,166 and 21,206,121 issued and outstanding as of September 30, 2013 and December 31, 2012, respectively)	212	212
Additional paid-in-capital	239,267	238,064
Accumulated other comprehensive loss	—	(3)
Accumulated deficit	(62,077)	(111,628)

Total stockholders’ equity	177,402	126,645

Total liabilities and stockholders’ equity	$330,147	$160,342

*	Derived from audited consolidated financial statements.

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
Income
Interest income	$58	252	$220	$1,856
Interest and dividends on investment securities available for sale	—	72	14	332
Origination fee income	—	45	—	483
Realized gain on sale of structured settlements	2,102	2,187	8,772	7,796
(Loss) gain on life settlements, net	(461)	(140)	(1,708)	151
Change in fair value of life settlements	15,262	(17,530)	81,948	(8,401)
Unrealized change in fair value of structured settlements	430	409	1,211	1,587
Servicing fee income	—	271	310	955
Gain on maturities of life settlements with subrogation rights, net	—	—	—	6,090
Other income	116	123	2,206	989

Total income	17,507	(14,311)	92,973	11,838

Expenses
Interest expense	1,158	141	12,020	1,219
Change in fair value of note payable	66	—	(5,295)	—
Loss on extinguishment of debt	—	—	3,991	—
Provision for losses on loans receivable	—	—	—	441
(Gain) loss on loan payoffs and settlements, net	—	(139)	(65)	14
Amortization of deferred costs	—	254	7	1,751
Personnel costs	3,183	3,595	10,168	12,317
Marketing costs	461	1,034	1,889	4,481
Legal fees	3,522	9,328	12,265	22,918
Professional fees	1,655	1,559	4,375	5,272
Insurance	478	626	1,475	1,712
Other selling, general and administrative expenses	823	771	2,552	2,730

Total expenses	11,346	17,169	43,382	52,855

Income (loss) before income taxes	6,161	(31,480)	49,591	(41,017)
Benefit (provision) for income taxes	—	5	(40)	46

Net income (loss)	$6,161	$(31,475)	$49,551	$(40,971)

Income (loss) per share:
Basic	$0.29	$(1.48)	$2.34	$(1.93)

Diluted	$0.29	$(1.48)	$2.34	$(1.93)

Weighted average shares outstanding:
Basic	21,219,880	21,206,121	21,215,344	21,205,622

Diluted	21,223,027	21,206,121	21,215,392	21,205,622

Life Finance Business Segment Data

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Period Acquisitions — Policies Owned
Number of policies acquired	2	9	432	29
Average age of insured at acquisition	72.7	76.1	77.7	75.1
Average life expectancy - Calculated LE (Years)	15.9	12.7	12.7	13.4
Average death benefit	$6,000	$4,817	$4,749	$5,206
Aggregate purchase price	$245	$2,255	$58,645	$5,034

End of Period — Policies Owned
Number of policies owned	622	212	622	212
Average Life Expectancy - Calculated LE (Years)	11.9	10.5	11.9	10.5
Aggregate Death Benefit	$2,999,040	$1,058,156	$2,999,040	$1,058,156
Aggregate fair value	$292,383	$102,328	$292,383	$102,328
Monthly premium — average per policy	$7.5	$10.9	$7.5	$10.9

End of Period Loan Portfolio
Loans receivable, net	—	$5,394	—	$5,394
Number of policies underlying loans receivable	—	31	—	31

Aggregate death benefit of policies underlying loans receivable	—	$135,725	—	$135,725
Number of loans with insurance protection	—	11	—	11
Loans receivable, net (insured loans only)	—	$1,821	—	$1,821
Average Per Loan:
Age of insured in loans receivable	—	75.8	—	75.8
Life expectancy of insured (years)	—	15.2	—	15.2
Monthly premium	—	$6	—	$6
Loan receivable, net	—	$186	—	$186
Interest rate	—	12.9%	—	12.9%